Exhibit #3

                                   VOTING AGREEMENT


                    VOTING AGREEMENT (this "Agreement"), dated as of March 31, 1994, by and among Broad Street Investment Fund I, L.P., Stone Street Fund 1986, Bridge Street Fund 1986, Goldman, Sachs & Co., The Goldman Sachs Group, L.P., and The Kroger Co., (individually, a "Shareholder" and collectively, the "Shareholders"), Revco D.S., Inc., a Delaware corporation ("RDS"), and HSX Acquisition Corp., a Delaware corporation and wholly owned subsidiary of RDS ("Sub").


                                 W I T N E S S E T H:

                    WHEREAS, the Shareholders own, of record and/or beneficially, an aggregate of 10,249,998 shares of Common Stock, par value $.01 per share (the "Common Stock"), of Hook-SupeRx, Inc., a Delaware corporation (the "Company"), which shares constitute approximately 49% of the currently issued and outstanding shares of Common Stock (all such shares together with any shares of Common Stock acquired by the Shareholders after the date hereof and prior to the termination hereof, being referred to herein as the "Shares"); and

                    WHEREAS, concurrently herewith, RDS, Sub and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), pursuant to which, among other things, Sub will merge with and into the Company (the "Merger"), and the holders of all of the issued and outstanding shares of Common Stock will receive for $13.75 per share (the "Merger Price") in cash; and

                    WHEREAS, the Shareholders desire to vote in favor of the Merger; and

                    WHEREAS, RDS and Sub are entering into the Merger Agreement in reliance on the Shareholders' covenants hereunder;

                    NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements herein contained and other good and valuable consideration, the parties hereto hereby agree as follows:

                    1.   Agreement to Vote.

                    1..1   Voting.   The Shareholders hereby  agree, during
          the time this Agreement is in effect, at any meeting of the shareholders of the Company, however called, and in any action by written consent of the shareholders of the Company, to (a) vote all of their Shares in favor of the Merger; (b) vote such Shares against any action or agreement that would result in a breach in





          any material respect of any covenant, representation or warranty or any other obligation of the Company under the Merger
          Agreement; and (c) vote such Shares against any action or agreement that would impede, interfere with or attempt to discourage the Merger, including, but not limited to: (i) any extraordinary corporate transaction (other than the Merger), such as a merger, consolidation, business combination, reorganization, recapitalization or liquidation involving the Company or any of its subsidiaries; (ii) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (iii) any change in the management or board of directors of the Company, except as otherwise agreed to in writing by Sub; (iv) any material change in the present capitalization or dividend policy of the Company; or (v) any other material change in the Company's corporate structure or business; provided, however, that nothing herein shall be construed to obligate any Shareholder to act in accordance with the terms hereof in such person's capacity as a director or officer of the Company.

                    2.   Representations    and     Warranties    of    the
          Shareholders.   Each Shareholder  represents and warrants  to Sub
          and RDS as follows:

                    2..1 Ownership  of Shares.    The  Shares indicated  on
          Exhibit I hereto next to the name of such Shareholder are owned of record and/or beneficially by such Shareholder, constitute all of the outstanding shares of Common Stock owned of record and/or beneficially by such Shareholder. Such Shareholder does not have any rights to acquire any additional shares of Common Stock.

                    2..2 Power; Binding Agreement. Such Shareholder has full legal right, power and authority to enter into and perform all of such Shareholder's obligations under this Agreement. The execution and delivery of this Agreement by such Shareholder will not violate any other agreement to which such Shareholder is a party including, without limitation, any voting agreement, shareholders' agreement or voting trust. This Agreement has been duly executed and delivered by such Shareholder. To the knowledge of such Shareholder, no consent or approval of or filing with any governmental or other regulatory body is required for the execution and performance in accordance with the terms of this Agreement, except for filings required pursuant to the Exchange Act and the rules and regulations promulgated thereunder.

                    2..3 Shares. On the date hereof each Shareholder is, and on the date of the Closing hereunder each Shareholder will be, the lawful owner of the Shares indicated next to such Shareholder's name on Exhibit I hereto, and there are no restrictions of any kind upon the ability of such Shareholder to vote such Shares on the date hereof and there will be no such restrictions to vote such Shares during the term of this Agreement.

                    3. Representations and Warranties of RDS and Sub. Each of RDS and Sub jointly and severally represent and warrant to the Shareholders as follows: (a) that each of RDS and Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby;
          (b) the execution, delivery and performance of this Agreement by each of RDS and Sub have been duly authorized and approved by all required corporate action on the part of each of Sub and RDS; (c) this Agreement has been duly executed and delivered by each of RDS and Sub and is a legal, valid and binding obligation of each of RDS and Sub, enforceable against each in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws, now or hereafter in effect, affecting creditors' rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

                    4. Termination of Agent. The Agreement shall expire upon the earliest to occur of (x) the Effective Time (as defined in the Merger Agreement), and (y) September 30, 1994.

                    5.   Certain Covenants of the  Shareholders.  Except in
          accordance   with  the   provisions   of  this   Agreement,  each
          Shareholder, while this Agreement is in effect, shall not:

                    (a) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any Shares;

                    (b) acquire any additional shares of Common Stock without the prior consent of Sub;

                    (c) grant any proxies, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares; or

                    (d) solicit or enter into any negotiations with, or furnish or cause to be furnished any information concerning the business or assets of the Company or its subsidiaries to, any person or entity (other than RDS and Sub) in connection with the acquisition of the business or substantially all the assets (including by merger, sale of stock, consolidation, business combination or otherwise) of the Company; provided, however, that the foregoing shall not restrict any Shareholder or any officer, director or partner of such Shareholder or its affiliates, from otherwise exercising the fiduciary duties owed by such person to the Company by virtue of such person's position as a director or officer of the Company; provided further, however, that each Shareholder will promptly communicate to RDS any solicitation or inquiry received by such Shareholder; and, provided further that the foregoing shall not prohibit Goldman, Sachs & Co. from taking any action solely in its capacity as financial advisor to the Company.

                    6. Expenses. Each party hereto will pay all of its own expenses in connection with the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of its counsel and other advisors.

                    7.   Confidentiality.  The Shareholders  recognize that
          successful consummation of the transactions contemplated by this Agreement may be dependent upon confidentiality with respect to the matters referred to herein. In this connection, pending public disclosure thereof, each Shareholder shall not disclose or discuss such matters with anyone (other than such Shareholder's counsel and advisors, if any) not a party to this Agreement, without the prior written consent of Sub, except for filings required pursuant to the Exchange Act and the rules and regulations thereunder or disclosures such Shareholder's counsel advises are necessary in order to fulfill such Shareholder's obligations imposed by law, in which event such Shareholder shall give notice of such disclosure to Sub as promptly as practicable so as to enable RDS to seek a protective order from a court of competent jurisdiction with respect thereto.

                    8. Survival of Representations and Warranties. All representations, warranties, covenants and agreements made by the Shareholders, RDS or Sub in this Agreement shall survive each Closing hereunder and any investigation at any time made by or on behalf of any party.

                    9. Amendment; Assigns. This Agreement may not be modified, amended, altered or supplemented except by an agreement in writing executed by all of the parties hereto. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but none of the parties hereto may assign any of such party's rights, inter-ests or obligations under this Agreement without the prior writ-ten consent of the other parties hereto, except that Sub may assign all of its rights and obligations under this Agreement to any subsidiary of Sub or RDS without the consent of the Share-holders, but no such transfer shall relieve Sub of its obliga-tions hereunder if such subsidiary does not perform such obligations.

                    10. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given if so given) if delivered in person, by cable, telegram, telex, or telecopy, or sent by registered or certified mail (postage prepaid, return receipt requested), to the respective parties as follows:

                    If to RDS or Sub:

                         REVCO D.S., INC.





                         1925 Enterprise Parkway
                         Twinsburg, Ohio  44087
                         Attention:  Jack A. Staph

                    With copies to:

                         BENESCH FRIEDLANDER COPLAN & ARONOFF
                         88 East Broad Street
                         Columbus, Ohio  43215-3506
                         Attention:  Michael K.L. Wager, Esq.

                         WEIL, GOTSHAL & MANGES
                         767 Fifth Avenue
                         New York, New York 10153
                         Attention:  Akiko Mikumo, Esq.

                    If to Broad Street Investment Fund I, L.P.,
                    Stone Street Fund 1986,
                    Bridge Street Fund 1986,
                    Goldman, Sachs & Co.
                    The Goldman Sachs Group, L.P.:

                         GOLDMAN, SACHS & CO.
                         85 Broad Street
                         New York, New York  10004
                         Attention:  Richard A. Friedman

                    With a copy to:

                         SULLIVAN & CROMWELL
                         125 Broad Street
                         New York, New York  10004
                         Attention:  James C. Morphy

                    If to The Kroger Co.:

                         The Kroger Co.
                         1014 Vine Street
                         Cincinnati, Ohio  45202
                         Attention:  Paul W. Heldman, Esq.

          or to such other address as any party may designate in writing in accordance herewith, except that notices of changes of address shall only be effective upon receipt.

                    11. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same document.

                    12. GOVERNING LAW. THIS AGREEMENT, AND ALL MATTERS RELATING HERETO, SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO ANY PRINCIPLES OF CHOICE OF LAWS OR CONFLICTS OF LAW.

                    13. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in another jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

                    14. Further Assurances. Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to consummate the transactions contemplated by this Agreement.

                    15. Third Party Beneficiaries. Nothing in this Agreement, expressed or implied, shall be construed to give any person other than the parties hereto any legal or equitable right, remedy or claim under or by reason of this Agreement or any provision contained herein.

                    16. Entire Agreement. This Agreement, together with the documents expressly referred to herein, constitutes the entire agreement among the parties hereto with respect to the subject matter contained herein and therein and supersedes all prior agreements and understandings, express or implied, between the parties with respect to such subject matter.

                    17. Injunctive Relief. The parties agree that in the event of a breach of any provision of this Agreement, the
          aggrieved party may  be without an adequate  remedy at law.   The
          parties therefore agree that in the event of a breach of any provision of this Agreement, the aggrieved party may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of such provision, as well as to obtain damages for breach of this Agreement. By seeking or obtaining any such relief, the aggrieved party will not be precluded from seeking or obtaining any other relief to which it may be entitled.


                    IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

                                   REVCO D.S., INC.



                                   By:_____________________________
                                     Name:   D. Dwayne Hoven
                                     Title:  President and  Chief Executive
                                             Officer


                                   HSX ACQUISITION CORP.



                                   By:_____________________________
                                     Name:
                                     Title:  President


                                   BROAD STREET INVESTMENT FUND I, L.P.



                                   By:  Goldman, Sachs & Co.
                                        General Partner


                                   By:_____________________________
                                     Name:
                                     Title:



                                   STONE STREET FUND 1986



                                   By:  Stone Street Advisors Corp.
                                        General Partner


                                   By:_____________________________
                                     Name:
                                     Title:





                                   BRIDGE STREET FUND 1986


                                   By:  Stone Street Advisors Corp.
                                        General Partner


                                   By:_____________________________
                                     Name:
                                     Title:


                                   GOLDMAN, SACHS & CO.



                                   By:_____________________________
                                      Name:
                                      Title:


                                   THE GOLDMAN SACHS GROUP, L.P.


                                   By:  Goldman, Sachs & Co.
                                        General Partner

                                   By:_____________________________
                                     Name:
                                     Title:


                                   THE KROGER CO.



                                   By:_____________________________
                                      Name:
                                      Title:





                                                                   EXHIBIT I


                                          OWNERSHIP OF SHARES



                                                Shares


            Bridge Street Fund 1986                         66,666

            Stone Street Fund 1986                          83,333

            Goldman, Sachs & Co.                           365,724

            The Goldman Sachs Group, L.P.                  500,000

            Broad Street Investment Fund I, L.P.         4,109,275

            Kroger Co.                                   5,125,000































            April 1, 1994 - 1:18pm - NMA
            CIN - 51355_4.CIN - 00000\578